Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Eagle Materials Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rules 457(c) and 457(h)	1,425,000	$182.58	$260,176,500	.00011020	$28,671.45

	Total Offering Amounts							$28,671.45

	Total Fee Offsets							$—

	Net Fee Due							$28,671.45

(1)

This Registration Statement covers 1,425,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Eagle Materials Inc. (“Registrant”) available for issuance pursuant to awards under the Eagle Materials Inc. 2023 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers any additional shares of Registrant’s Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $182.58 per share, the average of the high and low sale prices of the Registrant’s Common Stock, as quoted on the New York Stock Exchange, on July 28, 2023.